Exhibit 99.2

9661 South 700 East Salt Lake City, Utah 84070 USA (801) 619-9320 Office (801) 619-1747 Fax info@geii.com	Jaimes Freire, 4 Norte Calle Las Jardineras #16 Santa Cruz de la Sierra, Bolivia (591-3) 312-1148 Oficina (591-3) 312-1149 Fax info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Receives Letter of Intent Offering $10 Million for the Purchase of Gold Bar Mill and
Invitation to Negotiate Operating Agreement

SALT LAKE CITY, UTAH—(MarketWire)---October 13, 2009---Golden Eagle International, Inc. (OTCBB: MYNG) reported today that it has received a Letter of Intent (“LOI”) offering $10 million for the purchase of the Company’s Gold Bar mill from LWMG, LLC (“LWMG”), a private exploration and mining company with mining interests in Nevada and Utah. The Gold Bar mill is a 3,500 to 4,000 tpd CIP gold mill located 25 miles northwest of Eureka, Nevada that Golden Eagle has owned since 2004.

The terms of the LOI provide for a $1 million down payment to be made by October 30, 2009, with $9 million deposited into escrow pending the completion of the permitting process. LWMG has also offered to negotiate a long-term operating agreement (referred to as a “tolling relationship” in its LOI), which would call for Golden Eagle to be the operator of the Gold Bar mill. However, if the permitting process were not successful, then the offered purchase price would decline to $5 million.

The Company anticipates that it and LWMG will meet in the near future to negotiate the terms and conditions of both the proposed sale of the Gold Bar mill and the operating agreement. Golden Eagle also intends to carry out due diligence regarding LWMG’s offer, and further intends to cooperate with LWMG on its due diligence with respect to the proposed transaction.  Among the questions to be addressed during the negotiation period are when the $1 million down payment will be made and the conditions for its return to LWMG, when the $9 million will be deposited into escrow, the nature of the permitting that will be required as a condition for the full $10 million purchase price, to allocate responsibility for permitting and due diligence operations, to set forth additional conditions precedent to the transaction, and to establish a timetable for the completion of the transaction.

While Golden Eagle cannot offer any assurance that it will reach satisfactory terms with LWMG regarding its offer to purchase the Gold Bar mill, or for an operating agreement, the Company intends to enter into good faith negotiations with LWMG to seek mutually beneficial terms and conditions.

The Company recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: http://www.geii.com.

Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Golden Eagle at: eaglealert@geii.com.

CONTACT:	Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on current expectations, assumptions and estimates. Words and phrases such as “believes,” “intends,” “expects,” “anticipates,” “initiating,” “commencing,” “projects,” “adds value,” “bringing into production,” “maximizing,” “take advantage of,” “striving to,” “alleges,” claims” or similar expressions, are intended to identify “forward-looking statements.” Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineralized material and future production levels; (c) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; (d) uncertainties that result from social and political conditions in Bolivia; (e) the outcome of litigation in which the Company is involved; and (f) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings that may be accessed at www.sec.gov or through the Company’s web site SEC link: http://www.geii.com/investors/sec.php. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation, or indication in any manner, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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